UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 28, 2008
THE GOLDMAN SACHS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York	10004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On September 28, 2008, each of Lloyd C. Blankfein, Gary D. Cohn, Jon Winkelried and David A. Viniar (each an “Executive”) executed a letter agreement with The Goldman Sachs Group, Inc. (the “Company”) in which the Executive agreed that, with certain exceptions, until the earlier of October 1, 2011 and the date of redemption of all of the Company’s 10% Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share and having a liquidation value of $100,000 per share (the “Series G Preferred Stock”), (i) the Executive will continue to satisfy the Special Transfer Restrictions (at the 75% level) which are set forth in the Amended and Restated Shareholders’ Agreement and described in the Company’s 2008 proxy statement; and (ii) the Executive, his spouse and any estate planning vehicles will not dispose of more than 10% of the aggregate number of shares of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”), they beneficially owned on September 28, 2008.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 30, 2008, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations to its Restated Certificate of Incorporation establishing the terms of the Series G Preferred Stock. A copy of the Certificate of Designations is included as an exhibit to this Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 8.01	Other Events.
On October 1, 2008, the Company closed its previously announced sale to Berkshire Hathaway Inc. and certain affiliates of (1) 50,000 shares of the Series G Preferred Stock and (2) a warrant to purchase 43,478,260 shares of Common Stock for an aggregate purchase price of $5.0 billion in cash.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is being filed as part of this Report on Form 8-K:

3.1	Certificate of Designations with respect to the Series G Preferred Stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)
Date: October 2, 2008	By:	/s/ Kenneth L. Josselyn
		Name:	Kenneth L. Josselyn
		Title:	Associate General Counsel and Assistant Secretary